Exhibit 1.1
Articles of Association and Bylaws
of
Pfeiffer Vacuum Technology AG,
having its legal domicile in Asslar
HR B 44
as amended June 8, 2005

Complete Wording of the Articles of Association and Bylaws
of
Pfeiffer Vacuum Technology AG,
having its legal domicile in Asslar
and registered
in the Commercial Register of the Local Court of Wetzlar under Registration Number HRB 44.
I
General
§ 1
Name, Legal Domicile
(1)	The name of the Corporation shall be:

Pfeiffer Vacuum Technology AG.

(2)	The Corporation shall be legally domiciled in Asslar.
§ 2
Purpose
(1)	The purpose of the Corporation shall be the development, planning, design, manufacture, application, sale and distribution of technical plant and equipment, in particular those items labeled “Pfeiffer Vacuum Technology” and trademarked “Pfeiffer,” as well as equity investments in foreign and domestic.

(2)	The Corporation shall be entitled to operate in related areas and to conduct any and all business related to its purpose.

(3)	The Corporation shall be entitled to establish branch offices in Germany and other countries.

§ 3
Duration of the Corporation, Fiscal Year
(1)	The Corporation shall be established to exist indefinitely.

(2)	The fiscal year shall be the calendar year.
§ 4
Announcements
The announcements of the Corporation shall be made in the Electronic Federal Gazette.
II
Share Capital and Shares
§ 5
Amount and Classification of Share Capital
(1)	The share capital of the Corporation shall amount to
€ 22,503,936.00
(In words: Twenty-two million five hundred three thousand nine hundred and thirty-six euros).

The share capital shall be divided into 8,790,600 no-par shares of stock.

(2)	The form and content of both the share certificates as well as the dividend and renewal coupons shall be stipulated by the Management Board with the consent of the Supervisory Board.

(3)	The Corporation shall be entitled to combine individual shares into one or more share certificates that shall then document multiple shares (“multiple-share certificates”). Subject to any requirements of the stock exchanges on which shares may be listed for trading, Shareholders shall not be entitled to the issuance of individual share certificates.

(4)	In connection with an increase of capital, the eligibility of the new shares to participate in the profits of the Corporation shall be able to be governed in a manner other than that set forth in § 60, Stock Corporation Act (Aktiengesetz).

(5)	The Management Board shall be authorized, subject to the consent of the Supervisory Board, to increase the share capital of the Company one or more times through the issuance of new no-par bearer shares of stock in consideration of contributions in cash and/or in kind by up to a total of € 11,251,968.00 (authorized capital). Said authorization shall be valid through June 7, 2010.

Should shares be issued in consideration of contributions in kind, the Management Board shall be authorized, subject to the consent of the Supervisory Board, to exclude the right of subscription of the Shareholders in the amount of up to € 2,250,393.60, representing 10 % of the of the share capital existing at the time of the resolution.

Should the share capital be increased in consideration of contributions in cash, the Shareholders shall be granted a right of subscription. However the Management Board shall be authorized, subject to the consent of the Supervisory Board, to exclude the right of subscription of the Shareholders should the issue price not be materially lower than the trading price of the Corporation’s shares vested with the same entitlements. However said authorization shall be subject to the stipulation that said shares issued under exclusion of the right of subscription pursuant to § 186, Sub-Paragraph 3, Sentence 4, German Stock Corporation Act (Aktiengesetz), shall not exceed a total of 10 % of the share capital, neither at the time said authorization shall go into effect nor at the time it shall be exercised. Included in said limitation to 10 % of the share capital shall be those shares
•	that have been or might potentially be issued in the future to cover bonds containing conversion or option rights if said bonds have been or will be issued subject to the exclusion of the right of subscription analogously to § 186, Sub-Paragraph 3, Sentence 4, German Stock Corporation Act (Aktiengesetz), under an authorization in force at the time said authorization shall go into effect or under an authorization replacing it;

•	that shall be sold as treasury shares subject to the exclusion of the right of subscription of the Shareholders pursuant to § 186, Sub-Paragraph 3, Sentence 4, German Stock Corporation Act (Aktiengesetz) under an authorization in force at the time said authorization shall go into effect or under an authorization replacing it.
The Management Board shall also be authorized, subject to the consent of the Supervisory Board, to exclude the right of subscription of the Shareholders for the purpose of issuing new shares to employees of Pfeiffer Vacuum GmbH up to a proportionate amount of € 500,000.00.

The Management Board shall be authorized, subject to the consent of the Supervisory Board, to exclude residual amounts from the right of subscription of the Shareholders.
Moreover, the Management Board shall be authorized, subject to the consent of the Supervisory Board, to define the further content of the rights vested in the shares and the terms and conditions of issuance of the shares.

(6)	The share capital shall be conditionally increased by up to € 1,152,000.00 through the issuance of up to 450,000 no-par bearer shares of stock (common shares). Said conditional increase of capital shall serve to grant conversion rights to the holders of convertible bonds issued under to the authorization adopted by the Annual Shareholders Meeting on June 6, 2000. Said conditional increase of capital shall be implemented only to the extent that the holders of issued convertible bonds shall exercise their conversion right. The new shares shall participate in the profits of the Corporation for the entire fiscal year in which they were issued through exercise of the conversion right.

III
Management Board
§ 6
Term of Office, Composition, Resolutions, Internal Rules of Procedure
(1)	Members of the Management Board shall be appointed by the Supervisory Board for a term of office not to exceed five years. Re-appointment or extension of the term of office for no more than five years per re-appointment or extension shall be permissible.

(2)	The Management Board shall comprise one or more persons. The number of members of the Management Board shall be stipulated by the Supervisory Board pursuant to law. The Supervisory Board shall appoint a member of the Management Board to chair the Management Board and shall be entitled to appoint a Vice Chair of the Management Board. The Vice Chair shall represent the Chair should the latter be unable to carry out his or her duties. The Supervisory Board shall be entitled to appoint deputy members of the Management Board.

(3)	The Supervisory Board shall be entitled to enact, amend or repeal Internal Rules of Procedure for the Management Board, including a Schedule of Responsibilities.

(4)	The resolutions of the Management Board shall be adopted by a simple majority vote. In the event of a tie vote, the Chair of the Management Board shall cast the deciding vote. Subject to the objection of any member of the Management Board, resolutions shall also be able to be adopted through alternate means (in written, telegraphic [telegram, telex or telefax] or telephonic form).
§ 7
Authority to Represent
(1)	Should only one member be appointed to the Management Board, then he or she alone shall legally represent the Corporation. Should the Management Board consist of more than one person, the Corporation shall be legally represented by two members of the Management Board or by one member of the Management Board together with a Senior Officer (Prokurist).

(2)	The Supervisory Board shall be entitled to stipulate that any or all of the members of the Management Board be authorized to legally represent the Corporation alone.
§ 8
Conduct of Business, Transactions Requiring Consent
(1)	The members of the Management Board shall manage the affairs of the Corporation in accordance with law, the Articles of Association and Bylaws, as well as the Internal Rules of Procedure for the Management Board, including the Schedule of Responsibilities.

(2)	The Supervisory Board shall be entitled to designate, in the Internal Rules of Procedure for the Management Board or by resolution, any transactions which shall require its consent.
IV
Supervisory Board
§ 9
Composition of the Supervisory Board
(1)	The Supervisory Board of the Corporation shall comprise six members.

(2)	Unless otherwise stipulated through the election resolution of the Annual Shareholders Meeting, members of the Supervisory Board shall be elected for a term which shall end upon the adjournment of the Annual Shareholders Meeting ratifying the actions of these members for the fourth fiscal year following the year of their election, however not including the year of their election.

(3)	It shall be possible to elect alternates for members of the Supervisory Board who retire prior to the end of their term of office, whereby said alternates shall assume office on the basis of the order stipulated in connection with their election and shall serve for the remainder of the term of office to have been served by the retiring members of the Supervisory Board.

(4)	At its first meeting after being elected, the Supervisory Board shall elect from among its membership a Chair and a Vice Chair. The election shall be effective for duration of the term of office of the person elected.

(5)	Any member of the Supervisory Board shall be entitled to retire from his or her office at any time with written notice being provided to the Management Board four weeks in advance, as well as notification of the Chair of the Supervisory Board.

(6)	Should a member of the Supervisory Board be newly elected to take the place of a member retiring prior to the end of his or her term of office, the new member shall hold office for the remainder of the term of office of said retiring member of the Supervisory Board. Should said retiring member be replaced by an alternate member, the term of office of said alternate member shall end upon the adjournment of the next Annual Shareholders Meeting at which a new member of the Supervisory Board shall be elected pursuant to Sentence 1, hereunder.

(7)	Should the Employee Council Constitution Act (Betriebsverfassungsgesetz) or the Co-Determination Act (Mitbestimmungsgesetz) mandate that employees be represented on the Supervisory Board, they shall be elected in accordance with the provisions of applicable law.

§ 10
Convocation, Resolutions, Internal Rules of Procedure
(1)	The Supervisory Board shall adopt Internal Rules of Procedure for itself.

(2)	The meetings of the Supervisory Board shall be convened in writing by its Chair with a term of notice of not less than fourteen days. The day on which the notice is sent and the day of the meeting shall not be included in calculated said term of notice. The individual items of the agenda shall be indicated in the notice. In urgent cases, said term of notice shall be able to be shortened or the meeting shall be able to be convened telegraphically, telephonically or through other electronic means of telecommunication.

(3)	Resolutions of the Supervisory Board shall be adopted at meetings. Upon the instruction of the Chair of the Supervisory Board, resolutions shall also be able to be adopted in written form, telegraphically or through other electronic means of telecommunication if no member shall promptly object to said method. Members of the Supervisory Board attending via telephone or videoconference shall be deemed to be in attendance.

(4)	The Supervisory Board shall constitute a quorum if at least one half of its members vote on a resolution. Absent members of the Supervisory Board shall be entitled to vote on resolutions by having attending members of the Supervisory Board submit their written votes.

(5)	Unless otherwise mandated by law, resolutions shall be adopted by a simple majority of the votes cast.

(6)	Meetings of the Supervisory Board shall normally be conducted quarterly. Further meetings of the Supervisory Board shall be convened at any time if necessitated by the affairs of the Corporation.

(7)	The members of the Management Board shall attend and advise at meetings of the Supervisory Board unless the personal affairs of a member of the Management Board shall justify an exception thereto.

In individual instances, the Chair of the Supervisory Board or the Supervisory Board itself shall be entitled to exclude said participation.
§ 11
Compensation of the Members of the Supervisory Board
In addition to reimbursement of their out-of-pocket expenses and any value added tax which may be incurred by them as a result of their activity, the members of the Supervisory Board shall receive compensation whose amount shall be stipulated by the Annual Shareholders Meeting.

V
Annual Shareholders Meeting
§ 12
Venue, Convening of and Attendance at the Annual Shareholders Meeting
(1)	The Annual Shareholders Meeting shall be conducted at the legal domicile of the Corporation, in Wetzlar or Giessen, or at the legal domicile of a German stock exchange on which the shares are listed for trading.

(2)	The Annual Shareholders Meeting shall be convened by the Management Board or, where mandated by law, by the Supervisory Board.

(3)	Notification of said convocation, including notification of the agenda, shall be made at least one month prior to the expiration of the deadline for deposit as set forth in Sub-Paragraph 5, hereunder, whereby the date of the notice and the date of the expiration of the deadline for deposit shall not be included in the calculation.

(4)	Only those Shareholders who have deposited their share certificates at one of the depositaries set forth in the notice of convocation by no later than the seventh day prior to the date of the Annual Shareholders Meeting and have left them there until the adjournment of said Annual Shareholders Meeting shall be entitled to attend the Annual Shareholders Meeting, to exercise their voting rights and to make formal motions. Should said day fall on a Saturday, a Sunday or a legal holiday at the venue of the depositary, the deposit shall be effected by no later than the preceding workday.

(5)	Said deposit at a depositary shall be considered to have been effected if, with the consent of the depositary, the share certificates have been frozen for it at a financial institution until the adjournment of the Annual Shareholders Meeting.

(6)	A Shareholder shall be entitled to be represented by proxy at the Annual Shareholders Meeting. The legally prescribed form of proxy document shall be applicable for granting the proxy. Proxies which the Shareholder shall submit to the Corporation or to a proxy representative designated by the Shareholder shall also be able to be issued via telefax or another electronic form defined in the notice of the Annual Shareholders Meeting. The details thereof shall be announced in the notice of the Annual Shareholders Meeting.

(7)	The members of the Management and Supervisory Boards should attend the Annual Shareholders Meeting in person. Should it not be possible for a member of the Supervisory Board to be physically present at the venue of the Annual Shareholders Meeting, in particular because of said member’s physical presence with good reason outside Germany, said member shall be able to attend the Annual Shareholders Meeting via video or audio transmission.

§ 13
Voting Rights
Each no-par share of stock shall have one vote at the Annual Shareholders Meeting.
§ 14
Chair and Resolutions
(1)	The Annual Shareholders Meeting shall be chaired by the Chair of the Supervisory Board or by another person to be designated by the Supervisory Board. The Chair shall be entitled to allow transmission of any or all of the Annual Shareholders Meeting, participation in voting or the exercise of further rights of participation of the Shareholders by means of electronic or other media to the extent permissible by law. Video and/or audio transmission of the Annual Shareholders Meeting shall also be able to be effected in a form which provides unrestricted access for the general public. The form of transmission shall be announced in the notice of the Annual Shareholders Meeting.

(2)	Unless a higher majority shall be mandated by law, resolutions of the Annual Shareholders Meeting shall be adopted by a simple majority of the votes cast. Should the Stock Corporation Act (Aktiengesetz) additionally require that a majority of the share capital represented at the Annual Shareholders Meeting vote for a resolution, a simple majority of said share capital represented shall suffice if permissible under law.

(3)	Should a simple majority vote fail to be achieved in a first round of election voting, a runoff election shall be conducted between the two persons receiving the greatest number of votes cast. Said runoff election shall be decided by the highest number of votes cast, with the Chair of the Annual Shareholders Meeting conducting the tie-breaking drawing in the event of a tie vote.
§ 15
Regular Annual Shareholders Meeting
The Regular Annual Shareholders Meeting shall be conducted within the first eight months of every fiscal year. In particular, it shall adopt resolutions on the appropriation of retained earnings, on the ratification of the actions of the members of the Management and Supervisory Boards, on the election of the independent auditor, on the election of members of the Supervisory Board and, in legally mandated instances, on the formal adoption of the annual financial statements.

VI
Other Provisions
§ 16
Reserves
(1)	If the Management and Supervisory Boards have formally adopted the annual financial statements, they shall be entitled to appropriate up to one half of the net income of the Corporation to other revenue reserves; they shall additionally be empowered to appropriate up to another one half of net income to other revenue reserves as long as the other revenue reserves do not exceed, or would not exceed subsequent to the appropriation, one half of the share capital of the Corporation.

(2)	Appropriations to the statutory reserves and losses carried forward from prior years shall be deducted in advance of the calculation of that portion of net income to be appropriated to other revenue reserves pursuant to Sub-Paragraph 1, hereunder.
§ 17
Amendments to the Articles of Association and Bylaws
The Supervisory Board shall be authorized to adopt amendments to these Articles of Association and Bylaws that affect only the wording thereof, including amendments necessitated by a change in the share capital of the Corporation.
§ 18
Transformation Expenses
Through a resolution of transformation adopted on February 21, 1996, under §§ 190 ff., 238 ff., Corporate Transformation Act (Umwandlungsgesetz), the Corporation has been transformed from a limited liability company (Gesellschaft mit beschränkter Haftung) to a stock corporation (Aktiengesellschaft).
The expense for this change of corporate form in the amount of approximately DM 100,000.00 shall to be borne by the Corporation.
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